Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Forms S-3 No. 333-42188, No. 333-107134, No. 333-108086, No. 333-112006, No. 333-121050 and No. 333-125241) and the related prospectuses of Nabi Biopharmaceuticals; and

(2)	Registration Statements (Forms S-8 No. 333-115691, No. 333-115688, No. 333-109017, No. 333-38866, No. 333-38864, No. 333-38868, No. 333-95269, No. 333-81009, No. 333-56037, No. 333-56071, No. 033-65069 and No. 033-60795) pertaining to various employee-related plans of Nabi Biopharmaceuticals;

of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals, Nabi Biopharmaceuticals management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

                Certified Public Accountants

/s/ Ernst & Young, LLP

West Palm Beach, Florida

February 28, 2006